Stillwater Mining Provides Company Update and Announces Second Quarter Results Webcast and Conference Call

BILLINGS, MT -- (Marketwired - July 25, 2013) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC) (the "Company") announced today that mined production of palladium and platinum from its Montana operations for the second quarter of 2013 totaled 131,500 ounces compared with total mine production in the prior year second quarter of 133,400 ounces. For the first six months of 2013, total mined production of 258,600 ounces was up 1.7% from the 254,200 ounces reported in the first half of 2012. Based on results to date and projections for the remainder of the year, the Company reiterates its full year guidance for 2013 of approximately 500,000 ounces of mined palladium and platinum.

2013 Mine Production by Quarter

    (Mined Ounces)                 First Quarter Second Quarter Year-To-Date
                                   ------------- -------------- ------------

    Stillwater Mine                       92,600         91,000      183,600
    Palladium                             71,300         70,200      141,500
    Platinum                              21,300         20,800       42,100

    East Boulder Mine                     34,500         40,500       75,000
    Palladium                             26,800         31,500       58,300
    Platinum                               7,700          9,000       16,700

    Company Total                        127,100        131,500      258,600
    Palladium                             98,100        101,700      199,800
    Platinum                              29,000         29,800       58,800

During the first half of 2013, the Company processed a record 329,200 ounces of PGMs from recycled material, a 42.9% increase from approximately 230,400 ounces processed during the first six months of 2012. Supporting this were two successive record quarters at the Company's recycling facilities, with 175,000 ounces of palladium, platinum and rhodium processed in the second quarter of 2013, following on 154,200 ounces processed during the first quarter. In the second quarter of 2012, the Company processed 123,100 ounces of recycled PGMs. (Recycled material for the second quarter of 2013 includes approximately 8,000 PGM ounces recovered from reprocessed furnace brick.)

The Company continues to make progress on each of its Montana development projects. At the East Boulder Mine, the Graham Creek project's 8,800-foot tunnel boring machine (TBM) drive is now complete and the machine has been parked. Work on two new ventilation raises for the Graham Creek project is continuing, with the first raise expected to be completed during the third quarter of this year and the second in the first half of 2014. At the Stillwater Mine, approximately 1,200 feet of new footwall lateral and 2,100 feet of total development have been completed on multiple mining levels for the Far West project. By the end of June, the Blitz project's TBM drive had advanced about 2,700 feet and the parallel conventional drift had completed about 3,000 feet of ramp and infrastructure development.

Beyond these core operations in Montana, the Company has now completed its responses to the preliminary supplementary information requests from the environmental panel reviewing its Marathon project in Canada. Initial public comment on the Company's responses is due by July 31, 2013. At the Altar project in Argentina, core analysis is currently under way following the completion in April of the limited drilling program for the 2012-2013 drilling season.

Financial results for the first half of 2013 will include legal and advisory expenses due to the heightened corporate activity related to the recent proxy contest. In addition, changes to the composition of the Board of Directors and the retirement of the Company's former Chief Executive Officer triggered change in control provisions related to employee and director equity incentive plans. The change in control provisions resulted in the vesting of essentially all outstanding unvested restricted stock units (RSUs) and stock options. The costs associated with the vesting of the RSUs and stock options will be recognized in the second quarter of 2013 as a non-cash expense.

Second Quarter Results Webcast and Conference Call

Stillwater Mining Company will release its second quarter 2013 earnings results before the United States financial markets open on Thursday, August 8, 2013. The Company will conduct a conference call to discuss results the same day at approximately 12:00 p.m. Eastern Daylight Time.

Dial-In Numbers:
United States: (800) 288-8961
International: (612) 332-0335

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 299099. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2012 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:

Mike Beckstead
(406) 373-8971